Exhibit 10.11

execution version

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and effective as of the 28th day of August, 2025 (the “Effective Date”), by and between Trinity Capital Adviser LLC, a Delaware limited liability company (“Licensor”), and Eagle Point Trinity Senior Secured Lending Company, a Delaware statutory trust (together with any successor thereto, “Licensee”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensee is a newly organized, externally managed closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended;

WHEREAS, Licensor has used the mark “Trinity” and the Trinity logo (each, a “Licensed Mark” and together, the “Licensed Marks”) in the United States of America (the “Territory”) in connection with the investment management and investment advisory services that Licensor provides;

WHEREAS, Licensee has entered into an investment sub-advisory agreement dated August 28, 2025 with Licensor, wherein Licensee has engaged Licensor to act as the investment adviser to Licensee;

WHEREAS, Licensee desires to use the Licensed Marks as part of its name and in connection with the operation of its business, and Licensor is willing to grant Licensee a license to use the Licensed Marks, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1.
LICENSE GRANT

1.1.            License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Marks solely and exclusively as a component of Licensee’s own name and in connection with marketing the investment management, investment consultation and investment advisory services that Licensor may provide to Licensee. During the term of this Agreement, Licensee shall use the Licensed Marks only to the extent permitted under this License, and except as provided above, neither Licensee nor any affiliate, owner, member, manager, trustee, officer, employee or agent thereof shall otherwise use the Licensed Marks or any derivative thereof in the Territory without the prior express written consent of Licensor, which consent Licensor may grant or withhold in its sole and absolute discretion, and shall not use the Licensed Marks for any purpose outside the Territory. All rights not expressly granted to Licensee hereunder shall remain the exclusive property of Licensor.

1.2.            Nothing in this Agreement shall preclude Licensor or any of its successors or assigns from using or permitting other entities to use the Licensed Marks, whether or not such entity directly or indirectly competes or conflicts with Licensee’s business in any manner.

Article 2.
COMPLIANCE

2.1.            Quality Control. In order to preserve the inherent value of the Licensed Marks, Licensee agrees to use reasonable efforts to ensure that it maintains the quality of Licensee’s business and the operation thereof equal to the standards prevailing in the operation of Licensee’s business as applicable to Licensee from time to time. Licensee further agrees to use the Licensed Marks in accordance with such quality standards as may be reasonably established by Licensor and communicated to Licensee from time to time in writing, or as may be agreed to by Licensor and Licensee from time to time in writing.

2.2.            Compliance With Laws. Licensee agrees that the business operated by it in connection with the Licensed Marks shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, marketing, and promotion of the business and shall notify Licensor of any action that must be taken by Licensee to comply with such laws, rules, regulations or requirements.

2.3.            Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of: (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with Licensor’s rights in the Licensed Marks or the rights granted to Licensee under this Agreement, (b) any infringements or misuse of the Licensed Marks in the Territory by any third party (“Third Party Infringement”) or (c) any claim that Licensee’s use of the Licensed Marks infringes the intellectual property rights of any third party in the Territory (“Third Party Claim”). Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle, in its sole discretion, all actions, proceedings and claims involving any Third Party Infringement or Third Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the Licensed Marks. Licensee shall cooperate with Licensor in the prosecution, defense or settlement of such actions, proceedings or claims.

Article 3.
REPRESENTATIONS AND WARRANTIES

3.1.            Licensee Acknowledgements. Licensee accepts this license on an “as is” basis. Licensee acknowledges that Licensor makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability or ownership of the Licensed Marks, or as to Licensee’s ability to use the Licensed Marks without infringing or otherwise violating the rights of others, and Licensor has no obligation to indemnify Licensee with respect to any claims arising from Licensee’s use of the Licensed Marks, including, without limitation, any Third Party Claim.

3.2.            Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a)            Due Authorization. Such party is a limited liability company duly formed and in good standing as of the Effective Date in its jurisdiction of formation, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)            Due Execution. This Agreement has been duly executed and delivered by such party and, upon due authorization, execution and delivery of this Agreement by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)            No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company operating agreement (or similar organizational documents) of such party; (ii) conflict with or violate any governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

Article 4.
TERM AND TERMINATION

4.1.            Term. This Agreement shall expire if Licensor or one of its affiliates ceases to serve as investment adviser to Licensee. This Agreement shall be terminable by Licensor, at any time and in its sole discretion, in the event that Licensor or Licensee receives notice of any Third Party Claim arising out of Licensee’s use of the Licensed Marks; by Licensor or Licensee upon sixty (60) days’ prior written notice to the other party; or by Licensor at any time in the event Licensee assigns or attempts to assign or sublicense this Agreement or any of Licensee’s rights or duties hereunder without the prior written consent of Licensor.

4.2.            Upon Termination. Upon expiration or termination of this Agreement, all rights granted to Licensee under this Agreement with respect to the Licensed Marks shall cease, and Licensee shall cease using the Licensed Marks as promptly as practicable, making all reasonable efforts to remove “Eagle Point” from its name, including calling special meetings of shareholders, as necessary and applicable. For twenty-four (24) months following termination of this Agreement, Licensee shall specify on all public-facing materials in a prominent place and in prominent typeface that Licensee is no longer operating under the Licensed Marks, is no longer associated with Licensor, or such other notice as may be deemed necessary by Licensor in its sole discretion, including with respect to its prosecution, defense, and/or settlement of any Third Party Claim.

Article 5.
MISCELLANEOUS

5.1.            Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.2.            Assignment. Licensee shall not sublicense, assign, pledge, grant or otherwise encumber or transfer to any third party all or any part of its rights or duties under this Agreement, in whole or in part, without the prior written consent of Licensor, which consent Licensor may grant or withhold in its sole and absolute discretion. Any purported transfer without such consent shall be void ab initio.

5.3.            Independent Contractor. Neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

5.4.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or such other address as the parties may provide to each other by written notice):

If to Licensor: Trinity Capital Adviser LLC 1 North 1st St., Suite 302 Phoenix, AZ 85004 Tel. No.: (480) 374-5350	If to Licensee: Eagle Point Trinity Senior Secured Lending Company 600 Steamboat Road, Suite 202 Greenwich, CT 06830 Tel. No.: (202) 340-8500

5.5.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

5.6.            Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto.

5.7.            No Waiver. The failure of either party to enforce at any time for any period the provisions of, or any rights deriving from, this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

5.8.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.9.            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10.          Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

5.11.          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

Trinity Capital Adviser LLC

By:	/s/ Kyle Brown
Name: Kyle Brown
Title: Chief Executive Officer

LICENSEE:

Eagle Point Trinity Senior Secured Lending Company

By:	/s/ Kenneth P. Onorio
Name: Kenneth P. Onorio
Title: Chief Financial Officer

[Signature Page to License Agreement]